UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2010

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue

Lake Success, New York 11042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 472-5400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2010, the Compensation Committee of the Board of Directors of Broadridge Financial Solutions, Inc. (the “Company”) approved certain modifications to the compensation arrangement with the Company’s Chief Executive Officer, Richard J. Daly. Mr. Daly’s annual performance-based long-term incentive compensation target for fiscal year 2011 was increased to $2,000,000 from $1,775,000. As a result of these modifications, Mr. Daly’s total target compensation for fiscal year 2011 is $3,775,000.

The Compensation Committee also modified the compensation arrangement of Bob Schifellite, the Company’s Corporate Vice President, Investor Communication Solutions, by increasing his annual base salary to $400,000 from $348,400, effective on August 1, 2010. Mr. Schifellite’s annual performance-based cash incentive target for fiscal year 2011 will be $400,000 (or 100% of his base salary), with a maximum attainable amount equal to 200% of the target amount. In addition, his annual long-term incentive compensation target for fiscal year 2011 was increased to $500,000 from $325,000. As a result of these modifications, Mr. Schifellite’s total target compensation for fiscal year 2011 is $1,300,000.

Item 7.01. Regulation FD Disclosure.

On August 3, 2010, the Company issued a press release announcing that its Board of Directors declared a quarterly cash dividend of $0.15 per share payable on October 1, 2010 to stockholders of record on September 15, 2010. The annual dividend amount was increased from $0.56 per share to $0.60 per share. However, the declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors, and will depend upon many factors, including our financial condition, earnings, capital requirements of our businesses, legal requirements, regulatory constraints, industry practice, and other factors that the Board of Directors deems relevant.

Item 9.01. Financial Statements and Exhibits.

Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Description
99.1	Press release dated August 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2010

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Dan Sheldon
Name: Dan Sheldon
Title: Vice President, Chief Financial Officer